UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2009

VWR Funding, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1310 Goshen Parkway P.O. Box 2656 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 431-1700

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition
Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure
As previously announced, on Wednesday, April 1, 2009, at 9:00 a.m. (Eastern Time), members of the senior management of VWR Funding, Inc. (the “Company”) will hold a teleconference to discuss the Company’s financial results for the quarter and year ended December 31, 2008. A copy of the press release issued by the Company on March 18, 2009, which provides information regarding the teleconference, was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the Securities and Exchange Commission on March 18, 2009.
Management’s presentation will contain a discussion of certain financial measures which are not in conformity with generally accepted accounting principles in the United States of America (“GAAP”), as described below.
EBITDA
Management’s presentation will contain a discussion of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three and twelve months ended December 31, 2008 and 2007. EBITDA is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to net loss for the three and twelve months ended December 31, 2008 and 2007. Net loss is the most comparable GAAP measure of our operating results presented in the Company’s condensed consolidated financial statements.
EBITDA should not be considered as an alternative to net loss or any other GAAP measure of performance or liquidity. Our calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. EBITDA is a key financial metric used by the Company’s investors and management to evaluate and measure the Company’s operating performance.
The presentation in the table under “Predecessor” includes the results of the Company prior to the consummation of the merger on June 29, 2007 (the “Merger”) pursuant to which the Company was acquired (on that date) by affiliates of Madison Dearborn Partners, LLC. The Merger has been reflected as of June 30, 2007 and the presentation in the table under “Successor” includes results of the Company after giving effect to the consummation of the Merger. As a result of the Merger, including changes in our capital structure and the effects of purchase accounting, the Predecessor and Successor financial statements are not comparable.

Reconciliation of Reported Net Loss to EBITDA
(US dollars in millions)

	Successor
	Three Months Ended December 31,
	2008	2007
Net loss	$(324.5)	$(46.3)
Income tax (benefit) provision	(111.1)	9.2
Interest expense, net	92.8	62.4
Depreciation and amortization	29.9	26.9

EBITDA	$(312.9)	$52.2

	Successor	Twelve Months Ended December 31, 2007
	Twelve Months	Successor	Predecessor
	Ended	June 30 -	January 1 -
	December 31, 2008	December 31, 2007	June 29, 2007

Net loss	$(334.6)	$(49.0)	$(25.6)
Income tax benefit	(115.5)	(42.7)	(8.3)
Interest expense, net	283.9	127.4	98.5
Depreciation and amortization	116.1	53.2	19.4

EBITDA	$(50.1)	$88.9	$84.0

Combined 2007 Period EBITDA		$172.9

As noted in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company recorded certain significant income or expenses during the three and twelve months ended December 31, 2008 and 2007:
•
During the three and twelve months ended December 31, 2008, we recognized $392.1 million of non-cash impairment charges on our goodwill and intangible assets. We did not incur any impairment charges during the 2007 periods.

•
We have a significant amount of foreign-denominated debt obligations on our U.S. dollar-denominated balance sheet. As a result, the Company’s operating results and EBITDA are exposed to foreign currency translation risk with respect to this indebtedness, principally with respect to the Euro. The Company’s results for the three and twelve months ended December 31, 2008, included a net unrealized exchange gain of $2.9 million and $30.1 million, respectively. The Company’s results for the periods included in the three and twelve months ended December 31, 2007, included a net unrealized exchange loss of $24.3 million and $64.0 million, respectively.

•
During the periods included in the twelve months ended December 31, 2007, the Company recorded transaction expenses of $36.8 million associated with the Merger. We did not incur any transaction expenses during the 2008 periods.

•
During the periods included in the three and twelve months ended December 31, 2008, the Company recorded non-cash equity compensation expense of $1.0 million and $3.8 million, respectively, and restructuring charges of $1.8 million and $4.2 million, respectively. During the periods included in the three and twelve months ended December 31, 2007, the Company recorded non-cash equity compensation expense of $1.0 million and $11.7 million, respectively, and restructuring charges of $0.1 million and $1.0 million, respectively.

Net Debt
Management’s presentation also will contain a discussion of net indebtedness (“Net Debt”). Net Debt is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to total debt. Total debt is the most comparable GAAP measure presented in the Company’s consolidated financial statements.
Net Debt should not be considered as an alternative to total debt or any other GAAP measure of indebtedness or financial condition. Our calculation of Net Debt reduces our total debt by the amount of cash and cash equivalents on hand as well as by our compensating cash balance. As noted in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, we account for our global cash pooling arrangement on a gross basis. Consequently, our total debt balance as of each period end includes aggregated bank overdraft positions for certain subsidiaries participating in our global cash pooling arrangement. Net Debt is an important financial metric used by the Company’s creditors, investors and management to evaluate and measure the Company’s financial condition.
Reconciliation of Total Debt to Net Debt
(US dollars in millions)

	December 31,	September 30,	December 31,
	2008	2008	2007

Total debt	$2,815.6	$2,840.7	$2,797.4
Less:
Cash and cash equivalents	(42.0)	(29.9)	(45.0)
Compensating cash balance	(100.7)	(99.0)	(87.4)

Net Debt	$2,672.9	$2,711.8	$2,665.0

During the three and twelve months ended December 31, 2008, our Net Debt decreased by approximately $15.7 million and $56.5 million, respectively, related to foreign currency exchange, the majority of which is primarily attributable to unrealized foreign currency translation gains with respect to the Euro and the British Pound Sterling. The twelve month decrease was more than offset by incremental borrowings made under the Company’s Senior Secured Credit Facility.

Combined Results
Management’s presentation also will contain a discussion of captions from the Company’s Consolidated Statements of Operations and Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31, 2007 on a basis that combines performance for the Predecessor period with the Successor Period. This combined presentation is not consistent with GAAP, but management will utilize this combined presentation to provide investors with what it believes is a meaningful basis of comparing the Company’s performance for the twelve months ended December 31, 2008 to the twelve months ended December 31, 2007. This combined presentation may yield results that are not strictly comparable on a period-to-period basis primarily due to the impact of purchase accounting adjustments and the impact of changes in the Company’s capital structure associated with the Merger. Accordingly, this combined presentation should not be considered as an alternative to GAAP presentations of performance or liquidity.
The presentation in the tables below reflects the applicable captions for the Successor and Predecessor periods in 2007 pursuant to GAAP, and for the full twelve months ended December 31, 2007 on a “Combined” basis, which is a non-GAAP presentation. The “Combined” amounts represent the mathematical sum of the GAAP amounts presented for the Successor and Predecessor periods.
Condensed Consolidated Statements of Operations
(US dollars in millions)

	Twelve Months Ended December 31, 2007
	Successor	Predecessor
	June 30, -	January 1 -
	December 31, 2007	June 29, 2007	Combined
Net sales	$1,822.7	$1,699.3	$3,522.0
Cost of goods sold	1,311.3	1,230.1	2,541.4

Gross profit	511.4	469.2	980.6
Selling, general and administrative expenses	408.5	371.3	779.8
Merger expenses	—	36.8	36.8

Operating income	102.9	61.1	164.0
Interest income	3.0	3.3	6.3
Interest expense	(130.4)	(101.8)	(232.2)
Other income (expense), net	(67.2)	3.5	(63.7)

Loss before income taxes	(91.7)	(33.9)	(125.6)
Income tax benefit	42.7	8.3	51.0

Net loss	$(49.0)	$(25.6)	$(74.6)

Condensed Consolidated Statements of Cash Flows
(US dollars in millions)

	Twelve Months Ended December 31, 2007
	Successor	Predecessor
	June 30 -	January 1 -
	December 31, 2007	June 29, 2007	Combined
Net cash provided by operating activities	$19.4	$57.0	$76.4

Cash flows from investing activities:
Merger consideration, net of cash acquired of $135.8	(3,802.9)	—	(3,802.9)
Acquisitions of businesses and other intangible assets	(36.1)	(19.4)	(55.5)
Capital expenditures	(16.3)	(15.7)	(32.0)
Proceeds from sales of property and equipment	1.2	2.2	3.4

Net cash used in investing activities	(3,854.1)	(32.9)	(3,887.0)

Cash flows from financing activities:
Proceeds from debt	2,622.9	0.1	2,623.0
Repayment of debt	(33.7)	(21.4)	(55.1)
Issuance of common stock to parent, net of expenses	1,353.8	—	1,353.8
Net change in bank overdrafts	39.9	0.5	40.4
Net change in compensating cash balance	(43.5)	(7.8)	(51.3)
Proceeds from equity and stock incentive plans	1.1	0.2	1.3
Debt issuance costs	(62.6)	(0.6)	(63.2)
Other financing activities	—	(0.7)	(0.7)

Net cash provided by (used in) financing activities	3,877.9	(29.7)	3,848.2

Effect of exchange rate changes on cash	1.8	2.0	3.8

Net increase (decrease) in cash and cash equivalents	$45.0	$(3.6)	$41.4

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$89.0	$51.8	$140.8
Income taxes paid, net	$25.7	$14.1	$39.8

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.
	By:	/s/ Gregory L. Cowan
Date: March 31, 2009		Name:	Gregory L. Cowan
		Title:	Vice President and Corporate Controller